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                                                                    EXHIBIT 4.5


                               Zitel Corporation

              3% Convertible Subordinated Debentures Due 1999 and
                        Common Stock Purchase Warrants


                           PLACEMENT AGENCY AGREEMENT

                                 June 16, 1998


Rochon Capital Group, Ltd.
  As Placement Agent
16 Mary Street, Suite 2000
San Rafael, California  94901

Ladies and Gentlemen:

     This letter confirms the agreement (this "Agreement") of Zitel Corporation, a California corporation (the "Company"), to retain Rochon Capital Group, Ltd., a California corporation (the "Placement Agent"), as the Company's exclusive agent from May 8, 1998 through and including June 30, 1998 (the "Engagement Period") to identify for the Company prospective purchasers (collectively, the "Purchasers" and each individually, a "Purchaser") in a placement (the "Placement") of up to U.S. $20,000,000.00 aggregate principal amount of the Company's 3% Convertible Subordinated Debentures Due 1999 (the "Debentures"), convertible into shares of the Company's common stock, no par value per share (the "Common Stock"), and up to 300,000 warrants (the "Warrants") exercisable into shares of Common Stock. The Debentures and Warrants are collectively referred to herein as the "Securities."

     Terms of the Placement shall be as set forth in the subscription documents, including the convertible debenture purchase agreement, convertible subordinated debenture, registration rights agreement, and common stock purchase warrant, to be executed in connection with the Placement (collectively, the "Subscription Documents").

     The Placement Agent will act on a best efforts basis and will have no obligation to purchase any of the securities offered by the Company in the Placement. During the Engagement Period, the Placement Agent shall have the exclusive right to make all offers and to arrange for all sales of securities by the Company, including without limitation the exclusive right to identify buyers for the Securities. The Engagement Period shall be automatically extended for a reasonable number of days if, during the Engagement Period, sales relating to commitments from Purchasers are not consummated during the

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Rochon Capital Group, Ltd.
June 16, 1998
Page 2

Engagement Period due to delays in the preparation of final documentation; provided, however, that in no event will the Engagement Period be automatically extended beyond July 7, 1998 without the written consent of the Company and the Placement Agent and provided further that to the extent the Subscription Documents contemplate a second closing, the terms of this Agreement shall apply to such second closing (and herein reference to the "Closing" shall be deemed to include each of the first and second such closing unless the text specifically indicates otherwise).

     The Placement is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation D ("Regulation D") of the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act.

     In order to effectuate the Closing (as defined in Section 1 hereof), the Company, the Placement Agent and a bank reasonably acceptable to both parties (the "Escrow Agent") shall enter into an escrow agreement (the "Escrow Agreement").

     The engagement described herein shall be in accordance with applicable laws and pursuant to the following procedures, terms and conditions:

     1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the Company made to the Purchasers as set forth in the Subscription Documents are hereby incorporated by reference as of the date of consummation of the sale of the Securities (the "Closing") and all such representations and warranties are hereby deemed made by the Company directly to the Placement Agent as though set forth in full herein.

     2.   COVENANTS OF THE COMPANY.

          (a) The covenants of the Company made to the Purchasers as set forth in the Subscription Documents are hereby incorporated by reference as of the Closing and all such covenants are hereby deemed made by the Company directly to the Placement Agent as though set forth in full herein.

          (b) Neither the Company nor any affiliate of the Company (as defined in Rule 501(b) of Regulation D) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Securities or the shares of Common Stock issuable upon conversion of the Debentures or exercise of the Warrants (the "Underlying Common Shares") in a manner which would require the registration under the Securities Act of the Securities or the Underlying Common Shares.


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Rochon Capital Group, Ltd.
June 16, 1998
Page 3

          (c) Any and all filings and documents required to be filed in connection with or as a result of the Placement pursuant to federal and state securities laws are the responsibility of the Company and will be filed by the Company.

          (d) Any press release to be issued by the Company announcing or referring to the Placement shall be subject to the prior review of the Placement Agent, and each such press release shall, at the request of the Placement Agent, identify Rochon Capital Group, Ltd. as the placement agent. This Agreement shall not be filed publicly by the Company without the prior written consent of the Placement Agent.

     3. COVENANTS OF THE PLACEMENT AGENT. On the basis of, and in reliance on, the representations, warranties and covenants of the Purchasers set forth in the Subscription Documents, the Placement Agent hereby covenants with the Company as follows:

          (a) The Placement Agent will take no action, nor fail to take any action, if such action or failure to take such action would have the effect that the offer or sale of the Securities would not be exempt from the registration requirements of the Securities Act pursuant to Regulation D.

          (b) No action is being taken or is contemplated by the Placement Agent that would permit a public offering of the Securities in any jurisdiction where, or in any other circumstance in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken). The Placement Agent will comply with applicable laws and regulations in any jurisdiction in which it may offer, sell or deliver the Securities and will not, directly or indirectly, offer, sell or deliver the Securities or distribute or publish any prospectus, circular, advertisement or other offering material in relation to the Securities in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations, and all offers, sales and deliveries of the Securities by it will be made on the foregoing terms.

     4. COMPENSATION OF THE PLACEMENT AGENT; EXPENSES. As compensation for services rendered by the Placement Agent in connection with the transactions contemplated herein, the Company agrees to pay the Placement Agent, directly from the escrowed funds at the Closing, a fee of 4.0% of the gross proceeds from the sale of the Securities on the first $6,000,000.00 raised, 3.5% of the gross proceeds from the sale of the Securities on amounts between $6,000,001.00 and $20,000,000.00, and 3.0% of the gross proceeds from the sale of the Securities on amounts in excess of $20,000,000.00 (the "Agency Fee"). The parties hereto expressly agree that the gross proceeds from the sale of the Securities at a second closing shall be subject to compensation as provided in this Section 4 on a cumulative basis with the gross proceeds of the first closing and the fee so paid in respect of the first and second Closings shall collectively be referred to herein as the "Agency Fee". In addition, the Company agrees to pay to the Placement Agent, directly from


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Rochon Capital Group, Ltd.
June 16, 1998
Page 4

the escrowed funds at the first Closing, an expense allowance of $19,500.00 and directly from the escrowed funds at the second Closing, an expense allowance of $10,000.00, each as reimbursement for the Placement Agent's expenses, including without limitation attorney fees and costs, travel-related expenses and estimated telephone, facsimile and postage charges (collectively, the "Expense Reimbursement"). Costs incurred by the Placement Agent in excess of the Expense Reimbursement shall be the Placement Agent's sole responsibility. The Company will pay all of its own expenses incurred in connection with the Placement and will also pay the Escrow Agent's fee and the reasonable accountable attorney fees and costs incurred by one investor in an amount not to exceed $30,000.00.

     5. CLOSING. The Closing may be held at such place or places as shall be specified by the Placement Agent and reasonably agreed to by the Company. Certificates evidencing the Securities in the names of the respective Purchasers and in the respective denominations aggregating all of the Securities sold at the Closing shall be delivered by the Company to the Escrow Agent.

     6. CONDITIONS TO CLOSING. The Company and the Placement Agent agree that the issuance and sale of the Securities and all obligations of the Placement Agent provided herein shall be subject to the receipt by the Placement Agent of (i) a legal opinion of the Company's securities counsel, indicating that the Placement Agent is entitled to rely thereon, in the form required to be delivered to the Purchasers pursuant to the Subscription Documents and (ii) an escrow agreement duly executed by the Company in a form reasonably satisfactory to the Placement Agent.

     7.   INDEMNIFICATION.

          (a) The Company will indemnify and hold harmless the Placement Agent and each of its partners, directors, officers, associates, affiliates , subsidiaries, divisions, employees, consultants, attorneys and agents, and each person, if any, controlling either the Placement Agent or any of its affiliates within the meaning of either Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, liabilities, costs or expenses (and any legal or other expenses incurred by the Placement Agent in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) in any way relating to or in any way arising out of (i) the activities of the Placement Agent contemplated by this Agreement or in connection with the Placement, (ii) the inaccuracy of any representation or warranty, or the breach of any covenant, contained herein, or (iii) any offering documents or offering materials related to the Placement, and will reimburse, as incurred, the Placement Agent and each such controlling or other person for any legal or other expenses incurred by the Placement Agent or such controlling or other person in connection with investigating, defending or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. Such indemnity shall not, however, cover any such loss, claim, damage, liability, cost or


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Rochon Capital Group, Ltd.
June 16, 1998
Page 5

expense arising from a breach by the Placement Agent of its obligations in
Section 3 hereof (a "Non-Indemnity Event") or the willful misconduct of any person seeking indemnification hereunder.

          (b) The Placement Agent will indemnify and hold harmless the Company and each person, if any, controlling the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent set forth in subsection (a) above, but only to the extent that any loss, claim, damage, liability, cost or expense arises out of or is based upon a Non-Indemnity Event.

          (c) If any action, proceeding or investigation is commenced by a third party as to which the indemnified party hereunder proposes to demand indemnification under this Agreement, it will notify the indemnifying party with reasonable promptness. The indemnified party shall have the right to retain counsel of its own choice (which choice shall be reasonably satisfactory to the indemnifying party) to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party. The indemnifying party will not be liable under this Agreement for any settlement of any claim against the indemnified party made without the indemnifying party's written consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the foregoing subsection (b) or the following subsection (d), the Placement Agent shall not be obligated to pay, and will not pay, any amount in respect of its obligation to indemnify or contribute greater than the Agency Fee (as defined in Section 4 hereof).

          (d) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Section 7 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in accordance with the relative benefits received from the Placement of the Securities by the Company, on the one hand, and the Placement Agent, on the other hand, and also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or costs, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

     8.   NON-CIRCUMVENTION; RIGHT OF FIRST REFUSAL.


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Rochon Capital Group, Ltd.
June 16, 1998
Page 6

          (a) NON-CIRCUMVENTION. The Company hereby agrees that, for a period of two years form the end of the Engagement Period, the Company will not enter into any agreement, transaction or arrangement with any of the institutions (including their agents, principals and affiliates and the accounts and funds which they manage or advise) which the Placement Agent has identified to the Company as prospective purchasers of the Securities in the Placement (collectively, the "Rochon Contacts"), regardless of whether a transaction is consummated with such prospective purchasers, unless the Company notifies the Placement Agent in writing of the agreement, transaction or arrangement, and pays the Placement Agent the Agency Fee set forth in Paragraph 4 hereof. Within five business days after the expiration of the Engagement Period, the Placement Agent will provide the Company with a list of the Rochon Contacts, which list and names the Company agrees to hold strictly confidential. The parties agree that the prospective purchasers whose names appear on the list submitted to the Company by the Placement Agent in a letter dated May 23, 1997 shall continue to be subject to the provisions of Section 8(a) of the placement agency agreement by and between the Company and the Placement Agent dated May 19, 1997, and shall not be subject to the two-year limitation referred to in the first sentence of Paragraph 8(a) of this Agreement.

          (b)  RIGHT OF FIRST REFUSAL. For a period of two hundred forty
(240) days from the Closing Date, if the Company desires to sell any equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company (other than in connection with underwritten public offerings, acquisitions or strategic alliances in which the Company issues securities to potential corporate partners), then the Company shall offer the Placement Agent in writing the exclusive right to identify buyers for such securities upon terms that are reasonably acceptable to the Company and the Placement Agent. The Company shall set forth all terms of the Subsequent Transaction in the written offer to the Placement Agent and the Placement Agent will then have 10 business days from the date of the offer to accept or reject it. If accepted, the Placement Agent will have an additional 10 business days from acceptance to obtain commitments from investors to purchase the securities, or the Company will then be free to engage others to assist it in offering such securities on identical terms. If the Company chooses to offer or sell securities in the Subsequent Transaction on terms which differ in any way from those set forth in the written offer to the Placement Agent, then the Company must offer the Placement Agent in writing the right to act as the Company's exclusive agent in the Subsequent Transaction on the modified terms. The foregoing notwithstanding, in the event of a Change in Control of the Company (as that term is defined in the Subscription Documents), the right of first refusal set forth in this Section 8(b) shall terminate.

     9. SURVIVAL. The respective indemnities of the Company and the Placement Agent and the representations, warranties and agreements of the Company set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Placement Agent, the Company or any person referred to in Section 7 hereof, and shall be binding upon any successors


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Rochon Capital Group, Ltd.
June 16, 1998
Page 7

and assigns of the Company and shall survive any termination of this Agreement and/or issuance of the Securities. Any successor or assign of the Placement Agent and/or its designees, the Company or any such person or any legal representative of such person shall be entitled to the benefit of the respective indemnities, agreements, warranties and representations contained herein.

     10. TERMINATION. Either party may terminate this Agreement by giving notice as hereinafter specified at any time after July 7, 1998 if the Closing has not occurred by such date. In the event of termination pursuant to this
Section 10, the Company shall remain obligated to pay the Expense Reimbursement as set forth in Section 4 hereof. Subject to the foregoing sentence, any termination pursuant to this Section 10 shall be without liability of either party to the other party except as provided in the immediately preceding sentence.

     11.  GENERAL PROVISIONS.

          (a) PARTIES. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Placement Agent, the Company, the controlling and other persons referred to in Section 7 hereof, and their respective successors, legal representatives, heirs, designees and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

          (b) AMENDMENT. No amendment or modification hereto, or waiver of the terms hereof, shall be valid unless in a writing executed by each of the parties hereto or by the party or parties to be bound.

          (c) NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been delivered 48 hours after having been mailed in a general or branch post office and enclosed in a registered or certified postpaid envelope; 24 hours after having been sent by overnight courier; when delivered to a telegraph company or when scanned graphically or otherwise by telegraphic communications equipment of the sending party and accompanied by a substantially contemporaneous telephone call; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses as the parties may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

     To the Company:               Zitel Corporation
                                   47211 Bayside Parkway
                                   Fremont, California 94538
                                   Attention: Larry B. Schlenoff
                                   Telephone: 510-440-9600
                                   Facsimile: 510-440-8526

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Rochon Capital Group, Ltd.
June 16, 1998
Page 8

     with a copy to:               Cooley Godward LLP
                                   One Maritime Plaza, 20th Floor
                                   San Francisco, California 94111
                                   Attention: John L. Cardoza, Esq.
                                   Telephone: 415-693-2045
                                   Facsimile: 415-951-3699

     To the Placement Agent:       Rochon Capital Group, Ltd.
                                   16 Mary Street, Suite 2000
                                   San Rafael, California 94901
                                   Attention: Phillip L. Neiman
                                   Telephone: 415-256-2400
                                   Facsimile: 415-256-1214

     with a copy to:               Bryan Cave LLP
                                   700 Thirteenth Street, N.W., Suite 700
                                   Washington, D.C.20005
                                   Attention: LaDawn Naegle, Esq.
                                   Telephone: 202-508-6046
                                   Facsimile: 202-508-6200

          (d)  SEVERABILITY.  If any provision of this Agreement, other than
Section 4, Section 7 and Section 8, is found to be unenforceable, invalid or illegal, and cannot be modified to the satisfaction of the Placement Agent, such provision shall be deemed deleted from this Agreement and the remainder of this Agreement shall not be affected or impaired thereby.

          (e) ATTORNEYS' FEES. If any action, including, without limitation, arbitration, should arise among the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys' fees and costs.

          (f) INTEGRATION. This Agreement expresses the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes all prior written and oral agreements and understandings among the parties hereto with respect to the matters set forth herein.

          (g) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its principles of conflicts of laws.


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Rochon Capital Group, Ltd.
June 16, 1998
Page 9

          (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same agreement. Facsimile signatures are considered to be originals and shall have the same effect.

          (i) FURTHER ASSURANCES. The parties agree to execute any and all such further agreements, instruments or documents, and to take any and all such further action, as may be necessary or desirable to carry into effect the purpose and intent of this Agreement.

          (j) HEADINGS. The headings in this Agreement are for convenience of reference only and are in no way intended to describe, interpret, define, modify, add to, or limit the scope, extent or intent of, this Agreement or any provision hereof.

[REMAINDER OF PAGE INTENTIALLY LEFT BLANK]


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Rochon Capital Group, Ltd.
June 16, 1998
Page 10

     If the foregoing correctly sets forth the understandings between you as Placement Agent and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

                                        Very truly yours,

                                        Zitel Corporation


                                        By: _______________________________
                                        Name:  Larry B. Schlenoff
                                        Title: Vice President, Finance and
                                                 Administration and CFO


ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

Rochon Capital Group, Ltd.


By: ___________________________________
    Name:  Phillip L. Neiman
    Title: President